Exibit 99.2
For Immediate Release
Sproule Named Interim Youbet.com CEO
Woodland Hills, CA, November 30, 2007 — The Youbet.com, Inc. (NASDAQ:UBET) Board of Directors has named Gary W. Sproule interim Chief Executive Officer of the online advanced deposit wagering company effective December 11, 2007. Mr. Sproule, who has been with Youbet since 2002, has been Chief Operating Officer of the company since July of this year and previously served as Chief Financial Officer.
As interim CEO, Mr. Sproule will focus on Youbet’s core online business including driving top-line revenue growth and ongoing initiatives to make the Youbet.com platform more efficient. Mr. Sproule is familiar with every aspect of the company’s horse race wagering operations and its internet distribution channel, and the Company is confident that Mr. Sproule can help sustain Youbet’s momentum while the Board engages in its search for the next Chief Executive.
Mr. Sproule stated, “The Company is committed to improving its service to core Youbet.com customers and, as importantly, its relationships with track partners and horsemen, in its ongoing effort to grow the overall business for the benefit of the industry. We believe the company is well positioned to leverage its industry expertise in what is the fastest growing segment of the pari-mutuel industry.”
Prior to joining Youbet, he was CFO at Disney Interactive and spent four years as CFO of WhatsHotNow.com and Magnet Interactive Communications. For the preceding 25 years (1972-97), Sproule worked at UNOCAL, where he rose to become COO for the 76 Products Marketing Division.
About Youbet.com, Inc.
Youbet.com is a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms and is a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services and systems to the pari-mutuel industry through its United Tote subsidiary. Youbet.com’s International Racing Group subsidiary is the only pari-mutuel rebate provider to be licensed by a U.S. racing regulatory jurisdiction.
Youbet.com’s website offers members the ability to watch and, in most states, wager on the widest variety of horse racing content available worldwide. Through this platform, Youbet offers members commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products. Youbet.com’s Players Trust(SM) revolutionized advanced deposit wagering by placing player deposits in the custody of a major U.S. financial institution.

The Youbet Advantage(TM) Player Rewards Program is the only player incentive program of its kind in the U.S. pari-mutuel market; and Youbet’s play-for-points racing education website - www.Youbet.net — is helping to attract new fans to racing. Youbet.com is the exclusive provider of horse racing content for CBS SportsLine.com. More information on Youbet.com can be found at www.Youbet.com.
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CONTACT:

Youbet.com, Inc.	Beacon Advisors	Integrated Corporate Relations
Jim Burk, CFO	Hud Englehart (Media)	William Schmitt (Investors)
818.668.2100	513.533.4800	203.682.8200